Exhibit 99.1
Saga Communications, Inc.
Reports 2nd Quarter 2010 Results
Net Income per Share for the Quarter Increases 38% to $.87 per Share
Contact:
Samuel D. Bush
313/886-7070
Grosse Pointe Farms, MI — August 13, 2010 — Saga Communications, Inc. (NYSE Amex-SGA) today reported the Company’s net income for the second quarter was $3.7 million ($.87 per fully diluted share) compared to $2.7 million ($0.63 per fully diluted share) for the same period last year. Net operating revenue for the quarter ended June 30, 2010 increased 4.0% to $32.9 million with operating income of $7.8 million compared to $6.2 million for the second quarter of last year. Free cash flow was $5.7 million for the quarter. Station operating expense decreased 0.6% compared to the same period last year to $23.2 million (station operating expense includes depreciation and amortization attributable to the stations). Operating expenses for the quarter were impacted by increased advertising and promotions expenditures as well as increased sales costs relative to the Company’s reported revenue growth.
For the six month period ended June 30, 2010, free cash flow increased 15.7% to $8.0 million. Net operating revenue increased 5.4% from the comparable period in 2009 to $60.9 million with operating income of $11.4 million compared to $6.3 million for the same period last year. Net income was $7.0 million ($1.66 per fully diluted share) compared to $2.3 million ($.55 per fully diluted share) for the comparable period in 2009. For the same period, station operating expense decreased 3.2% to $45.7 million (station operating expense includes depreciation and amortization attributable to the stations).
The Company continues to maintain a solid balance sheet with $18.1 million in cash and certificate of deposit balances as of June 30, 2010. As of June 30, 2010, the Company’s outstanding bank debt was $113.6 million. The trailing 12 month leverage ratio calculated as a multiple of EBITDA was 3.5 times. Netting cash and certificate of deposits against outstanding debt, the ratio would be 2.9 times. Subsequent to the end of the quarter the Company paid down debt by an additional $4 million. The Company intends to continue to use excess cash to pay down debt.

Capital expenditures in the second quarter of 2010 were $1.3 million compared to $1.5 million for the same period last year. For the 6 months ended June 30, 2010, capital expenditures were $2.2 million compared to $2.6 million for the comparable period last year. For the 2009 fiscal year total capital expenditures were $4.0 million. The Company currently expects to spend approximately $4.5 — $5.0 million for capital expenditures during 2010.
Saga Communications utilizes certain financial measures that are not calculated in accordance with generally accepted accounting principles (GAAP) to assess its financial performance. Such non-GAAP measures include free cash flow, trailing 12 month consolidated EBITDA, and leverage ratio. These non-GAAP measures are generally recognized by the broadcasting industry as measures of performance and are used by Saga to assess its financial performance including but not limited to evaluating individual station and market-level performance, evaluating overall operations, as a primary measure for incentive based compensation of executives and other members of management and as a measure of financial position. Saga’s management believes these non-GAAP measures are used by analysts who report on the industry and by investors to provide meaningful comparisons between broadcasting groups, as well as an indicator of their market value. These measures are not measures of liquidity or of performance in accordance with GAAP, and should be viewed as a supplement to and not as a substitute for the results of operations presented on a GAAP basis including net operating revenue, operating income, and net income. Reconciliations for all of the non-GAAP financial measures to the most directly comparable GAAP measure are attached in the Selected Supplemental Financial Data table.
Saga Communications, Inc. is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties. The Company owns or operates broadcast properties in 26 markets, including 61 FM and 30 AM radio stations, 3 state radio networks, 2 farm radio networks, 5 television stations and 4 low-power television stations. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacommunications.com.
Saga’s 2nd Quarter 2010 conference call will be on Friday, August 13, 2010 at 2:00 p.m. EDT. The dial-in number for domestic and international calls is (612) 332-0107. The call can be replayed for 7 days by calling domestically (800) 475-6701 and referring to access code 165196. The replay can be accessed internationally by calling 320/365-3844 and using the same access code.
The Company requests that all parties that have a question that they would like to submit to the Company to please email the inquiry by 1:00 p.m. EDT on August 13, 2010 to SagaIR@sagacom.com. The Company will discuss, during the limited period of the conference call, those inquiries it deems of general relevance and interest. Only inquiries made in compliance with the foregoing will be discussed during the call.
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “believes,”

“expects,” “anticipates,” “guidance” and similar expressions are intended to identify forward-looking statements. Key risks, including risks associated with Saga’s ability to effectively integrate the stations it acquires and the impact of federal regulation on Saga’s business, are described in the reports Saga Communications, Inc. periodically files with the U.S. Securities and Exchange Commission, including Item 1A of our Annual Report on Form 10-K. Readers should note that these statements may be impacted by several factors, including national and local economic changes and changes in the radio and television broadcast industry in general, as well as Saga’s actual performance. Results may vary from those stated herein and Saga undertakes no obligation to update the information contained here.

Saga Communications, Inc.
Selected Consolidated Financial Data
For The Three and Six Months Ended
June 30, 2010 and 2009
(amounts in 000’s except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Operating Results
Net operating revenue	$32,887	$31,637	$60,874	$57,761
Station operating expense	23,157	23,295	45,717	47,235
Corporate general and administrative	1,897	2,158	3,779	4,225

Operating income	7,833	6,184	11,378	6,301
Interest expense	1,468	1,430	2,987	2,203
Other (income) expense, net	185	(28)	(3,411)	(32)

Income before income tax	6,180	4,782	11,802	4,130
Income tax expense	2,485	2,108	4,790	1,818

Net income	$3,695	$2,674	$7,012	$2,312

Earnings per share
Basic	$0.87	$0.63	$1.66	$0.55

Diluted	$0.87	$0.63	$1.66	$0.55

Weighted average common shares	4,236	4,226	4,229	4,192
Weighted average common shares and common share equivalents	4,237	4,227	4,229	4,193

Free Cash Flow
Net income	$3,695	$2,674	$7,012	$2,312
Plus: Depreciation and amortization:
Station	1,853	2,180	3,698	4,377
Corporate	54	48	106	109
Deferred tax provision	1,015	2,253	2,195	2,038
Non-cash compensation	230	343	528	670
Other (income) expense, net	185	(28)	(3,411)	(32)
Less: Capital expenditures	(1,301)	(1,509)	(2,146)	(2,574)

Free cash flow	$5,731	$5,961	$7,982	$6,900

Balance Sheet Data
Working capital			$10,694	$11,682
Net fixed assets			$67,330	$71,508
Net intangible assets and other assets			$96,954	$113,687
Total assets			$206,405	$223,982
Long term debt (including current portion of $17,278 and $13,428, respectively)			$113,578	$133,428
Stockholders’ equity			$71,555	$68,275

Saga Communications, Inc.
Selected Supplemental Financial Data
For The Three and Six Months Ended
June 30, 2010 and 2009
(amounts in 000’s)
(Unaudited)

			Corporate
	Radio	Television	and Other	Consolidated
Three Months Ended June 30, 2010:
Net operating revenue	$28,661	$4,226	$—	$32,887
Station operating expense	19,827	3,330	—	23,157
Corporate G&A	—	—	1,897	1,897

Operating income	$8,834	$896	$(1,897)	$7,833

Depreciation and amortization	$1,444	$409	$54	$1,907

			Corporate
	Radio	Television	and Other	Consolidated
Three Months Ended June 30, 2009:
Net operating revenue	$27,530	$4,107	$—	$31,637
Station operating expense	19,694	3,601	—	23,295
Corporate G&A	—	—	2,158	2,158

Operating income	$7,836	$506	$(2,158)	$6,184

Depreciation and amortization	$1,516	$664	$48	$2,228

			Corporate
	Radio	Television	and Other	Consolidated
Six Months Ended June 30, 2010:
Net operating revenue	$52,805	$8,069	$—	$60,874
Station operating expense	39,050	6,667	—	45,717
Corporate G&A	—	—	3,779	3,779

Operating income	$13,755	$1,402	$(3,779)	$11,378

Depreciation and amortization	$2,865	$833	$106	$3,804

			Corporate
	Radio	Television	and Other	Consolidated
Six Months Ended June 30, 2009:
Net operating revenue	$50,227	$7,534	$—	$57,761
Station operating expense	40,011	7,224	—	47,235
Corporate G&A	—	—	4,225	4,225

Operating income	$10,216	$310	$(4,225)	$6,301

Depreciation and amortization	$3,047	$1,330	$109	$4,486

Saga Communications, Inc.
Selected Supplemental Financial Data
June 30, 2010
(amounts in 000’s except ratios)
(Unaudited)

		Less:	Plus:	Trailing
	12 Mos Ended	6 Mos Ended	6 Mos Ended	12 Mos Ended
	December 31,	June 30,	June 30,	June 30,
	2009	2009	2010	2010
Trailing 12 Month Consolidated EBITDA
Net income (loss)	$(2,581)	$2,312	$7,012	$2,119
Less: Loss on sale of assets	(210)	(2)	(336)	(544)
Gain on exchange of assets	495	—	—	495
Impairment of intangible assets	(17,286)	—	—	(17,286)
Gain on license downgrade	—	—	3,561	3,561
Other	196	259	159	96

Total exclusions	(16,805)	257	3,384	(13,678)

Consolidated Adjusted Net Income	14,224	2,055	3,628	15,797
Plus: Interest expense	4,948	2,203	2,987	5,732
Income tax expense (benefit)	(1,161)	1,818	4,790	1,811
Depreciation & amortization expense	8,629	4,486	3,806	7,949
Amortization of television syndicated programming contracts	706	355	361	712
Non-cash stock based compensation expense	1,366	670	528	1,224
Less: Cash television programming payments	(725)	(360)	(366)	(731)

Trailing twelve month consolidated EBITDA	$27,987	$11,227	$15,734	$32,494

Total long-term debt, including current maturities				$113,578
Divided by trailing twelve month consolidated EBITDA				32,494

Leverage ratio				3.5

Total long-term debt, including current maturities				$113,578
Less: Cash, cash equivalents and certificates of deposit as of June 30, 2010				(18,052)

Long-term debt, including current maturities less cash, cash equivalents and certificates of deposit as of June 30, 2010				$95,526
Divided by trailing twelve month consolidated EBITDA				32,494

Adjusted leverage ratio				2.9